Exhibit 12

RATIO OF EARNINGS TO FIXED CHARGES

($ in thousands)	Intervest Bancshares Corporation Consolidated	Intervest Bancshares Corporation (Stand Alone)
For the Nine Months Ended September 30, 2009:
Earnings before income taxes (1)	$3,959	$924
Fixed charges, excluding interest on deposits (2)	5,675	3,411

Earnings before income taxes and fixed charges, excluding interest on deposits	9,634	4,335
Interest on deposits	57,468	—

Earnings before income taxes and fixed charges, including interest on deposits	$67,102	$4,335

Earnings to fixed charges ratios: excluding interest on deposits	1.70 x	1.27 x
Earnings to fixed charges ratios: including interest on deposits	1.06 x	1.27 x

For the Year Ended December 31, 2008:
Earnings before income taxes (1)	$13,157	$138
Fixed charges, excluding interest on deposits (2)	9,740	3,537

Earnings before income taxes and fixed charges, excluding interest on deposits	22,897	3,675
Interest on deposits	80,636	—

Earnings before income taxes and fixed charges, including interest on deposits	$103,533	$3,675

Earnings to fixed charges ratios: excluding interest on deposits	2.35 x	1.04 x
Earnings to fixed charges ratios: including interest on deposits	1.15 x	1.04 x

For the Year Ended December 31, 2007:
Earnings before income taxes (1)	$34,452	$292
Fixed charges, excluding interest on deposits (2)	11,106	3,647

Earnings before income taxes and fixed charges, excluding interest on deposits	45,558	3,939
Interest on deposits	78,547	—

Earnings before income taxes and fixed charges, including interest on deposits	$124,105	$3,939

Earnings to fixed charges ratios: excluding interest on deposits	4.10 x	1.08 x
Earnings to fixed charges ratios: including interest on deposits	1.38 x	1.08 x

For the Year Ended December 31, 2006:
Earnings before income taxes (1)	$41,484	$118
Fixed charges, excluding interest on deposits (2)	12,666	4,910

Earnings before income taxes and fixed charges, excluding interest on deposits	54,150	5,028
Interest on deposits	65,631	—

Earnings before income taxes and fixed charges, including interest on deposits	$119,781	$5,028

Earnings to fixed charges ratios: excluding interest on deposits	4.28 x	1.02 x
Earnings to fixed charges ratios: including interest on deposits	1.53 x	1.02 x

For the Year Ended December 31, 2005:
Earnings before income taxes (1)	$32,250	$112
Fixed charges, excluding interest on deposits (2)	12,528	5,003

Earnings before income taxes and fixed charges, excluding interest on deposits	44,778	5,115
Interest on deposits	44,919	—

Earnings before income taxes and fixed charges, including interest on deposits	$89,697	$5,115

Earnings to fixed charges ratios: excluding interest on deposits	3.57 x	1.02 x
Earnings to fixed charges ratios: including interest on deposits	1.56 x	1.02 x

For the Year Ended December 31, 2004:
Earnings before income taxes (1)	$20,229	$107
Fixed charges, excluding interest on deposits (2)	12,353	4,351

Earnings before income taxes and fixed charges, excluding interest on deposits	32,582	4,458
Interest on deposits	26,330	—

Earnings before income taxes and fixed charges, including interest on deposits	$58,912	$4,458

Earnings to fixed charges ratios: excluding interest on deposits	2.64 x	1.02 x
Earnings to fixed charges ratios: including interest on deposits	1.52 x	1.02 x

(1)	IBCs stand alone earnings before income taxes includes dividends received from INB for purposes of this calculation as follows: $3,102,000 in the 2009 period, $3,507,000 in 2008; $3,540,000 in 2007; $4,884,000 in 2006 and $4,356,000 in 2005.
(2)	Fixed charges for purposes of this calculation represent the aggregate of interest expense on debentures and other short- term borrowings, amortization of debenture offering costs and preferred stock dividend requirements, which are comprised of preferred stock dividends and related preferred stock discount amortization.